Exhibit 10.29

December 3, 2006 (amended as of March 22, 2007)

Kevin Biggs

[address]

Dear Kevin:

I am pleased to extend to you an offer to join Blue Coat Systems, Inc. as our Senior Vice President of Sales, reporting to Brian NeSmith, Chief Executive Officer.

We have structured an offer package for you that consists of the following components:

•	An annual base salary of $300,000.00 paid according to standard company payroll policies.

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An opportunity to participate in the Blue Coat Systems, Inc. Sales Compensation Plan. Under this Plan, your total annual commissions target is $350,000.00 based on attainment of sales revenue objectives as set under the plan. Details will follow under separate cover for the current Fiscal Year 2007 Sales Compensation Plan.

•	A relocation bonus will also be provided for you. The relocation bonus will be provided to you in Attachment A.

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An option to purchase 35,400 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. You will vest 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement. This grant is subject to approval by the Company’s Board of Directors and execution of the appropriate stock option agreement. Although we are currently unable to grant options to new employees, we will request that the Board approve your option grant after the Company becomes current in its publicly filed financial statements.

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In addition, you will receive a grant of 35,400 restricted shares of the Company’s Common Stock. Restrictions are removed as the restricted shares vest. You will vest 25% of the restricted shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable restricted stock option agreement. This grant is subject to approval by the Company’s Board of Directors and execution of the appropriate restricted stock agreement. Although we are currently unable to grant restricted stock to new employees, we will request that the Board approve your restricted stock grant after the Company becomes current in its publicly filed financial statements.

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In the event of a Change in Control (as defined by the Company’s 1999 Stock Incentive Plan) 50% of your stock option grant of 35,400 shares and your restricted stock grant of 35,400 shares will vest immediately.

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Three (3) weeks of vacation annually during your first year of employment accrued at a rate of 5 hours per pay period. After your first year, your vacation accrual will be subject to the Company’s standard accrual and vacation policies.

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If your employment is terminated for reasons other than for cause, and you execute the Company’s standard severance agreement, you will receive a payment equal to 6 months of your base pay (excluding commissions or bonuses).

Eligibility for all standard benefits according to the Company’s U.S. benefits plan. Information on benefits will be supplied to you as soon as possible.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

In accordance with the requirements of the Immigration reform and Control Act of 1986, you will be required to provide verification of your identity and your legal right to work in the United States. This offer is contingent upon your ability to provide us with such documentation.

You will be required to complete an application form and a reference and background check authorization form. Your offer of employment is contingent upon your execution of the application form and satisfactory completion of the reference and background check.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President and CEO.

This letter and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the Company. These documents may not be amended or modified except by an express written agreement signed by you and the Company’s President and CEO. The terms of this offer and the resolution of any disputes will be governed by California law.

We look forward to your joining Blue Coat and believe that you will find this organization to be a truly exciting and fulfilling place to work!

This offer stands until the end of business on December 7, 2006 and your signature below acknowledges your acceptance of these terms.

Best Regards,

/s/ David Powell	/s/ Kevin Biggs	March 22, 2007
David Powell	Kevin Biggs	Date
Director, Human Resources
Blue Coat Systems, Inc.
My start date will be

ADDENDUM A: RELOCATION INFORMATION

In consideration of your move from Connecticut to the San Francisco Bay Area the following instructions apply:

Closing Costs on your current home

You will be reimbursed closing costs on the sale of your primary residence, not to exceed 6% of the final sale price of the property.

Relocation of Household Members

As part of your total relocation assistance package, Blue Coat Systems will reimburse you a one way coach airline ticket for each of the relocating family members. These expenses must be provided to the Payroll Department for processing.

Shipment of Household Goods

Generally expenses associated with the movement of all household goods should be billed by the vendor directly to Blue Coat.

You may engage a moving service on your own to move your household goods and up to 2 vehicle(s) from your current location to your new work location.

You may elect to include in the cost full coverage insurance for the current (time) value of the goods shipped. You are responsible for any additional coverage.

If you engage a moving service on your own, you must provide HR, Accounts Payable, and Payroll; the name and contact information of the Service, a price quote for the total costs of packing, shipment and delivery of goods, prior to signing any agreement or scheduling an appointment with the moving service company.

Temporary Housing

If, upon your arrival in your new location, you are not able to move into a permanent or semi-permanent residence, you will be provided temporary housing for a period not to exceed 90 days.

Blue Coat can help you secure temporary housing as appropriate to your particular situation. Blue Coat will work directly with the vendor and rental or lease costs will be directly billed to Blue Coat. However, you may choose to secure temporary housing on your own for a period not to exceed 90 days. If you secure temporary housing on your own you must provide to HR, Accounts Payable, and Payroll; the name and contact information of the leasing agent, a price quote for the total amount of temporary housing

(including deposits, fees and rental), prior to signing any agreement with the landlord or leasing agent.

You will be responsible for utility costs, phone expenses, meals and any other incidentals during your stay in the temporary housing and any of those same costs at your permanent residence while you occupy the temporary residence.

Travel Expenses (incurred during a regular business trip)

Expenses incurred when traveling on business to the new work location and back to your current location, although blended with some expenses that are incurred during the weekends in between for home search, should be considered cumulatively as regular travel expense. Therefore, these should be submitted through our regular expense reimbursement processes (via Accounts Payable through I-Expenses.com). These expenses include airfare, lodging, ground transportation and meals associated with working in the new location.

Notes about Taxability of Relocation Reimbursements:

The IRS has very specific rules regarding taxability of employer reimbursement for employee relocation. Some relocation expenses are regarded as taxable to the employee and some are not. Blue Coat Systems operates under an ACCOUNTABLE PLAN for reimbursements. We will appropriately communicate the taxable and non-taxable moving expense reimbursement amounts on your W2. Please refer to IRS Publication 521 for further information, http://www.irs.gov/publications/p521/index.html.

IMPORTANT: You must provide original receipts in a timely manner in order to receive your reimbursements. We cannot reimburse you without the receipts.